ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

October 28, 2016

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100F Street Northeast
Washington, DC 20549-2000

RE: LUMINAR MEDIA GROUP INC. (formerly known as Golden Edge Entertainment, Inc.)
**File No. 000-54958**

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated October 3, 2016 of LUMINAR MEDIA GROUP INC. (formerly known as Golden Edge Entertainment, Inc.) ("the Registrant") and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

/s/ Anton & Chia, LLP